Exhibit 21.01

Exhibit 21.01—List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Domestic:
American Home Buyers Alliance, Inc.	Wyoming
Coral Aviation, Inc.	Delaware
Tigrent Enterprises Inc.	Nevada
Tigrent Financial Inc.	Florida
SCB Building, LLC	Florida
Tranquility Bay of Southwest FL, LLC	Florida
Tigrent Communications Inc.	Wyoming
Tigrent Group Inc.	Florida
Tigrent Learning Inc.	Florida
Whitney Leadership Group, Inc.	Florida
Tigrent Holdings Inc.	Colorado
Tigrent Brands Inc.	Colorado
Tigrent eLearning Inc.	Colorado
Rich Dad Education, LLC.	Wyoming
International:
Tigrent Learning Australia PTY LTD	Australia
Tigrent Learning Canada Inc.	Canada
Whitney Development Limited	United Kingdom
Whitney Education Deutschland GmbH	Germany
Whitney International Limited	United Kingdom
Whitney International (Singapore) PTE. LTD	Singapore
Tigrent Learning UK Limited	United Kingdom
Rich Dad Australia Pty. Ltd.	Australia
Rich Dad Education Limited	United Kingdom
Rich Dad Education Ltd.	Canada